Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference into Registration Statements Nos. 333-190509, 333-10232 and 333-11320 on Form F-3 of our report dated 24 February 2015, relating to the consolidated financial statements of Santander UK plc, and to the reference to us under the heading “Selected Financial Data” appearing in the Annual Report on Form 20-F of Santander UK plc for the year ended 31 December 2014.

/s/ Deloitte LLP
Deloitte LLP

London, United Kingdom

4 March 2015